Exhibit 10.1
INDEMNIFICATION AGREEMENT
          THIS AGREEMENT is made this 21st day of November 2006 between Streamline Health Solutions, Inc., a Delaware corporation (“Corporation”), and J. Andrew L. Turner (“Indemnitee”) under the following circumstances:
          A. Indemnitee is an officer and/or a member of the Board of Directors of Corporation and in such capacity is performing a valuable service for Corporation.
          B. The stockholders of Corporation have adopted By-laws (“By-laws”) providing for the indemnification of the officers, directors, agents, and employees of Corporation to the maximum extent authorized by Section 145 of the General Corporation Law of the State of Delaware, as amended to date (“State Statute”).
          C. The State Statute specifically provides that the indemnity provided for thereunder is not exclusive, and thereby contemplates that contracts may be entered into between Corporation and its officers and directors with respect to indemnification of such officers and directors.
          D. In accordance with the authorization provided by the State Statute, Corporation has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance (“D & O Insurance”) covering certain liabilities which may be incurred by its directors and officers in the performance of their services for Corporation.
          E. Recent developments with respect to the terms and availability of D & O Insurance and with respect to the application, amendment, and enforcement of statutory and by-law indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded thereby to the Corporation’s officers and directors.
          F. In order to resolve such questions and thereby induce Indemnitee to continue to serve as an officer and/or director of Corporation, Corporation has determined and agreed to enter into this contract with Indemnitee.
          Accordingly, in consideration of Indemnitee’s continued service as an officer and/or director of Corporation after the date hereof, the parties hereto agree as follows:

          1. Definitions.
          (a) Agent. “Agent” means a director or executive officer of Corporation or a person employed by Corporation who serves at the written request of the President of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise.
          (b) Change of Control. “Change in Control” is deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
     (i) any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) (other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation or any of its Subsidiaries, or a corporation owned directly or indirectly by the common shareholders of Corporation in substantially the same proportions as their ownership of stock of Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of Corporation representing 20% or more of the combined voting power of Corporation’s then outstanding securities, unless arranged by or consummated with the prior approval of Corporation’s board of directors; or
     (ii) during any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the board of directors and any new director, whose election by the board or nomination for election by Corporation’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
     (iii) the consummation of (1) the sale or disposition of all or substantially all Corporation’s assets; or (2) a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of Corporation (or such surviving entity) outstanding immediately after such merger or consolidation; or
     (iv) the shareholders of Corporation approve a plan of complete liquidation of the Corporation.

     However, in no event shall a Change in Control be deemed to have occurred, with respect to Indemnitee, if the Indemnitee is part of a purchasing group which consummates the Change in Control transaction. The Indemnitee shall be deemed “part of a purchasing group...” for purposes of the preceding sentence if the Indemnitee is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the voting securities of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the continuing members of the Board who are not also employees).
          (c) Corporation. “Corporation” means Streamline Health Solutions, Inc., a Delaware corporation, its successors or assigns, or any Subsidiary of Corporation.
          (d) Independent Legal Counsel. “Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 11 hereof, other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for Corporation or any Indemnitee within the last five (5) years.
          (e) Liabilities. “Liabilities” means losses, claims, damages, liabilities, obligations, penalties, judgments, fines, settlement payments, awards, costs, expenses and disbursements (and any costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, all reasonable attorneys’ fees, costs, expenses and disbursements, as and when incurred.
          (f) Proceeding. “Proceeding” means any threatened, pending, or completed action, suit, alternative dispute resolution mechanism or other proceeding, whether civil, criminal, administrative or investigative.
          (g) Subsidiary. “Subsidiary” means (i) any company of which more than thirty percent (30%) of the outstanding voting securities are owned directly or indirectly by Corporation, or which is otherwise controlled by Corporation, and (ii) any partnership, joint venture, trust or other entity of which more than thirty percent (30%) of the equity interest is owned directly or indirectly by Corporation, or which is otherwise controlled by Corporation.
          2. Maintenance of Insurance and Self Insurance. (a) Corporation represents that it presently has in force and effect policies of D & O Insurance, evidence of which has been separately provided to the Indemnitee (“Insurance Policy”). Subject only to the provisions of Section 2(b) hereof, Corporation hereby agrees that, so long as Indemnitee shall continue to serve as an Agent, and thereafter so long as Indemnitee shall be subject to any Proceeding by reason of the fact that Indemnitee is or was an Agent of Corporation, Corporation will purchase and maintain in effect for the benefit of

Indemnitee one or more valid, binding, and enforceable policy or policies of D & O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the Insurance Policy.
          (b) Corporation shall not be required to maintain said policy or policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.
          (c) In the event Corporation does not purchase and maintain in effect said policy or policies of D & O Insurance pursuant to the provisions of Section 2(b) hereof, Corporation agrees to hold harmless and indemnify Indemnitee to the full extent of the coverage which would otherwise have been provided for the benefit of Indemnitee pursuant to the Insurance Policy.
          3. Indemnification of Indemnitee. Corporation hereby agrees to hold harmless and indemnify Indemnitee to the full extent authorized or permitted by the provisions of the State Statute, or by any amendment thereof, or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof. Subject only to the exclusions set forth in Section 4 hereof, Corporation hereby agrees to hold harmless and indemnify Indemnitee:
          (a) Against any and all Liabilities actually and reasonably incurred by Indemnitee in connection with any Proceeding (including an action by or in the right of Corporation to which Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was, or at any time becomes an Agent of Corporation;
          (b) Against any and all Liabilities actually and reasonably incurred by Indemnitee to the extent Indemnitee is, by reason of the fact that Indemnitee was or is an Agent of Corporation, involved in any investigative Proceeding, including, but not limited to, testifying as a witness or furnishing documents in response to a subpoena or otherwise;
          (c) If Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that Indemnitee is or was an Agent of Corporation, or by reason of anything done or not done by Indemnitee in any such capacity, and prior to, during the pendency of, or after completion of, such Proceeding, Indemnitee dies, then Corporation shall hold harmless and indemnify the heirs, executors and administrators of Indemnitee against any and all Liabilities incurred by such heirs, executors or administrators in connection with the investigation, defense, settlement or appeal of such Proceeding on the same basis as provided for Indemnitee in this Section 3; and

          (d) Otherwise to the fullest extent as may be provided to Indemnitee by Corporation under the non-exclusivity provisions of Section 145 of the State Statute;.
          4. Limitations on Additional Indemnity. No indemnity pursuant to Section 4 hereof shall be paid by Corporation:
          (a) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;
          (b) on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law;
          (c) in regards to those Proceedings not by or in the right of Corporation, on account of Indemnitee’s conduct which is not in good faith and in a manner which Indemnitee did not reasonably believe to be in, or not opposed to, the best interest of Corporation and with respect to criminal action, if Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful;
          (d) in regards to those Proceedings by or in the right of Corporation, on account of Indemnitee’s conduct which is not in good faith and in a manner which Indemnitee did not reasonably believe to be in, or not opposed to, the best interest of Corporation, as well as when Indemnitee has been finally adjudged to be liable to Corporation in the performance of Indemnitee’s duty to Corporation unless and only to the extent that the court in which such Proceeding is or was pending determines upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Liabilities which the court deems proper;
          (e) if a final decision by a Court having jurisdiction in the matter determines that such indemnification is not lawful;
          (f) for any Liabilities to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement; or
          (g) in respect of any fines and/or penalties imposed upon Indemnitee by the Securities and Exchange Commission in connection with any enforcement action of the Commission, including any settlement of such an action.
          5. Continuation of Indemnity. All agreements and obligations of Corporation contained herein shall continue during the period Indemnitee is an Agent of Corporation and shall continue thereafter so long as Indemnitee is subject to any Proceeding or possible claim, by reason of the fact that Indemnitee was an Agent of Corporation.

          6. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if Indemnitee believes a claim in respect thereof is to be made against Corporation under this Agreement, deliver written notice to Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement, except to the extent that such failure or delay significantly increases the liability of Corporation hereunder. With respect to any Proceeding as to which Indemnitee notifies Corporation of the commencement thereof:
          (a) Corporation will be entitled to participate therein at its own expense;
          (b) Except as otherwise provided below, to the extent that it may wish, Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After written notice from Corporation to Indemnitee of its election so to assume the defense thereof, Corporation will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such action, suit, or proceeding but the fees and expenses of such counsel incurred after notice from Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by Corporation, (ii) counsel for Indemnitee shall have provided Corporation with a written opinion of counsel stating that there is a likelihood that a conflict of interest exists between Corporation and Indemnitee in the conduct of the defense; or (iii) Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of Corporation. Corporation shall not be entitled to assume the defense of any Proceeding by or on behalf of Corporation or as to which Indemnitee shall have provided the written counsel’s opinion provided for in Section 6(b)(ii) hereof; and
          (c) Corporation will not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding or claim effected without Corporation’s written consent. Corporation will not settle any Proceeding or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither Corporation nor Indemnitee will unreasonably withhold its consent to any proposed settlement.
          7. Notification to Insurers. If, at the time of receipt of a notice pursuant to Section 6, Corporation has D&O Insurance in effect, Corporation will give prompt notice of the Proceeding or claim to its insurers in accordance with the procedures set forth in the applicable Insurance Policies. Corporation will thereafter take all necessary or desirable action to cause such insurers to pay all amounts payable as a result of such Proceeding in accordance with the terms of such Insurance Policies, and Indemnitee will not take any action (by waiver, settlement or otherwise) that would adversely affect the ability of Corporation to obtain payment from its insurers.
          8. Advancement of Liabilities. Corporation will advance all Liabilities incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee being an Agent of Corporation within thirty (30) days after receipt by Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the Liabilities incurred by Indemnitee and will include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Liabilities advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified against such Liabilities. Any advances and undertakings to repay pursuant to this Section 8 shall be unsecured and interest free.
          9. Repayment of Liabilities; Contribution. Indemnitee agrees that Indemnitee will reimburse Corporation for all Liabilities paid by Corporation in defending any Proceeding against Indemnitee in the event and only to the extent that it shall be ultimately determined that Indemnitee is not entitled to be indemnified by Corporation for such Liabilities under the provisions of the State Statute, the By-laws, this Agreement, or otherwise. If and to the extent that a final adjudication specifies that Corporation is not obligated to indemnify Indemnitee under this Agreement for any reason in respect of any Proceeding, then the Company will contribute to the amount of Liabilities reasonably incurred and paid or payable by Indemnitee in connection with such Proceeding in such proportion as is appropriate (a) to reflect the relative benefits received by Corporation, on the one hand, and Indemnitee, on the other hand, from the transaction with respect to which such Proceeding arose, and (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion to reflect not only the relative benefits referred to in clause (a) but also the relative fault of Corporation, on the one hand, and Indemnitee, on the other hand, in connection with the circumstances that resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of Corporation, on one hand, and Indemnitee, on the other hand, will be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Liabilities. Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.
          10. Subrogation. In the event that Corporation makes any payment under this Agreement, Corporation will be subrogated to the extent of such payment to all rights of recovery of Indemnitee, who will execute all papers and do all things that may be necessary to secure such rights, including, but not limited to, the execution of such documents as necessary to enable Corporation effectively to bring suit to enforce such rights.

          11. Determination of Right to Indemnification.
          (a) Successful Proceeding. To the extent Indemnitee has been successful, on the merits or otherwise, in the defense of any Proceeding, Corporation will indemnify Indemnitee against all Liabilities incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, then Corporation will indemnify Indemnitee against all Liabilities actually or reasonably incurred by or for Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Section 11, and without limitation, the termination of any Proceeding, or any claim, issue or matter in such a Proceeding, by dismissal, with or without prejudice, is deemed to be a successful result as to such Proceeding, claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to Section 11(c) below) that Indemnitee (i) did not act in good faith, (ii) did not act in a manner reasonably believed to be in, or not opposed to, the best interests of Corporation, or (iii) with respect to any criminal proceeding, had reasonable grounds to believe Indemnitee’s conduct was unlawful.
          (b) Other Proceedings. In the event that Indemnitee has not been successful in the defense of all claims, issues or matters of any Proceeding, Corporation will nevertheless indemnify Indemnitee against all Liabilities incurred by Indemnitee in connection therewith, unless and only to the extent that the forum listed in Section 11(c) below determines that Indemnitee’s conduct has subjected the Indemnitee to a limitation on indemnity pursuant to the terms of this Agreement.
          (c) Forum in Event of Dispute. The determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee’s conduct does not subject Indemnitee to a limitation on indemnity pursuant to the terms of this Agreement will be made (i) by the board of directors of Corporation, by a majority vote of a quorum of such board consisting of directors who are not parties to such Proceeding, (ii) if the quorum described in (i) is not obtainable due to such directors status as parties to such Proceeding, or if a majority vote of a quorum of disinterested directors shall so direct, by Independent Legal Counsel in a written opinion, (iii) by the shareholders of Corporation, or (iv) by the court of common pleas or the court in which the Proceeding was brought. The choice of which forum will make the determination will be made by the Board. The forum will act in the utmost good faith to assure Indemnitee a complete opportunity to present to the forum Indemnitee’s case that Indemnitee’s conduct does not subject Indemnitee to a limitation on indemnity pursuant to the terms of this Agreement. Any determination made by the disinterested directors under division (i) or by Independent Legal Counsel under division (ii) of this section will be promptly communicated to the person who threatened or brought the Proceeding by or in the right of the Company, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such Proceeding was brought to review the reasonableness of such determination.

          (d) Appeal to Court. Notwithstanding a determination by any forum listed in Section 11(c) above that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee will have the right to apply to the court in which that Proceeding is or was pending or any other court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement.
          (e) Change of Control. Notwithstanding any other provision of this Agreement to the contrary, Corporation agrees that if there is a Change of Control, other than a Change of Control that has been approved by a majority of the board of directors who were directors immediately prior to such Change of Control, then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Liabilities under this Agreement or any other agreement or under the Articles of Incorporation or By-Laws of Corporation, as now or hereafter in effect, Independent Legal Counsel will be selected on behalf of Indemnitee and all persons who are the beneficiaries of indemnification agreements with Corporation similar to this Agreement by a committee consisting of those persons who were members of the board of directors immediately prior to such Change of Control and who are no longer serving on the board of directors, and such selection shall be approved by Corporation, which approval shall not be unreasonably withheld. The Independent Legal Counsel, among other things, shall render its written opinion to Corporation and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. Corporation agrees to abide by such opinion and to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify the Independent Legal Counsel against any and all expenses (including reasonable attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
          12. No Employment Rights. Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.
          13. Mutual Acknowledgment. Corporation and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit Corporation from indemnifying or advancing Liabilities to Indemnitee in his capacity as Agent under this Agreement or otherwise.
          14. Notices. All notices, demands, consents, requests, approvals and other communications between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being deposited with a nationally recognized overnight courier service, three (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or one (1) business day after being sent by facsimile (with receipt acknowledged) to Corporation at 10200 Alliance Drive, Suite 200, Cincinnati, Ohio 45242, Attn: Chief Financial Officer, facsimile (513) 794-7272, and to Indemnitee at 2800 Elliott Avenue #1230, Seattle, WA, 98121.

          15. Enforcement. (a) Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on Corporation hereby in order to induce Indemnitee to continue as an Agent of Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity.
          (b) In the event Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Corporation shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.
          16. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.
          17. Governing Law; Binding Effect; Amendment and Termination. (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.
          (b) This Agreement shall be binding upon Indemnitee and upon Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, Indemnitee’s heirs, personal representatives, and assigns and to the benefit of Corporation, its successors and assigns.
          (c) No amendment, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.
          18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall be deemed to constitute one and the same Agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Paul W. Bridge, Jr.
Paul W. Bridge, Jr.
Chief Financial Officer

/s/ Andrew L. Turner

Indemnitee
Andrew L. Turner